Exhibit 99.1

Aerpio Reports Second Quarter 2018 Financial Results and Provides Business Update

TIME-2b Clinical Trial of AKB-9778 in Patients with Diabetic Retinopathy Remains on Track; Data in Q2 2019

Partnership for AKB-4924 with Gossamer Bio Will Accelerate Development of the Compound and Allow Aerpio to Focus on Core Ophthalmology and Diabetes Programs

Recent Equity Financing Strengthens Balance Sheet

Conference Call and Webcast Today, August 14th at 8:30 a.m. EDT

CINCINNATI—(BUSINESS WIRE)— Aerpio Pharmaceuticals, Inc. (Nasdaq:ARPO), a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases, today reported financial results for the second quarter ended June 30, 2018 and provided a business update.

“We had a busy and productive second quarter at Aerpio,” commented Stephen Hoffman, M.D. Ph.D., Chief Executive Officer of Aerpio. “Our ongoing TIME-2b study, evaluating the effect of AKB-9778, our first-in-class Tie2 activator, in patients with non-proliferative diabetic retinopathy (NPDR) is on schedule, and we expect to report top-line data from the study in the second quarter of 2019.

Dr. Hoffman added, “In addition, we announced several important corporate milestones in the second quarter. First, in June, we completed a partnership with Gossamer Bio for AKB-4924, our HIF-1 alpha compound for inflammatory bowel disease (“IBD”). We believe Gossamer is the ideal partner to develop AKB-4924 as they have a demonstrated track record of successful therapeutic development in IBD. Our partnership will now allow us to focus our resources on our ophthalmology and diabetes programs currently in development. Second, we completed an underwritten public offering that resulted in net proceeds to Aerpio of approximately $48.0 million. This will provide funding for the Company through the first quarter of 2020, which we believe gives us sufficient resources to complete the TIME-2b study on its expected timeframe, finish preparations for our expected Phase 3 program, and continue to advance our earlier pipeline programs, including a topical formulation of AKB-9778 in glaucoma. Finally, we also up-listed from the OTC to Nasdaq in June, which we believe will give the Company greater visibility as we move toward the announcement of results from our TIME-2b study.”

Recent Company Highlights

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In June 2018, the Company entered into a license agreement (“License Agreement”) with a wholly-owned subsidiary of Gossamer Bio, Inc. (including its affiliates, “Gossamer”), under which the Company has granted Gossamer an exclusive worldwide license to develop and commercialize AKB-4924 (now known as GB004), our selective stabilizer of hypoxia-inducible factor-1 alpha, or HIF-1 alpha, in development for the treatment of IBD. Pursuant to the terms of the License Agreement, Gossamer made an upfront payment to the Company of $20.0 million. The Company is also eligible to receive up to $400.0 million in development, commercial, and sales milestone payments. If GB004 is approved and commercialized, the Company is also eligible to receive tiered royalties on sales of GB004 ranging from a high-single-digit to a mid-teens percentage of net sales. In May 2018, the Company announced the initiation of dosing in a Phase 1a, multiple-ascending dose study of GB004.

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In June 2018, the Company completed an underwritten public offering of its common stock. The total net proceeds from the offering to Aerpio was approximately $48.0 million, including the partial exercise of the underwriters’ overallotment option in early July.

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Concurrent with the underwritten public offering, the Company transitioned its common stock listing to Nasdaq and the common stock began trading on the Nasdaq Capital Market under the symbol “ARPO” on June 26, 2018.

Second Quarter 2018 Financial Highlights

As of June 30, 2018, cash and cash equivalents totaled $68.8 million, compared to $20.3 million as of December 31, 2017. Total shares outstanding as of June 30, 2018 were 38.8 million. On July 2, 2018, an additional 1.7 million shares were issued pursuant to the exercise of the underwriters’ overallotment option in the public offering.

Revenue for the three and six months ended June 30, 2018 of $1.3 million relates to the $20.0 million upfront payment from Gossamer in consideration of the license agreement for AKB-4924 (the “License Agreement”). Pursuant to the terms of the License Agreement and applicable accounting guidance, the $20.0 million will be recognized over a ninety-day performance period beginning June 25, 2018. The remaining $18.7 million, shown as deferred revenue on the Company’s consolidated balance sheet as of June 30, 2018, is expected to be recognized as revenue during the third quarter of 2018.

For the three months ended June 30, 2018, operating expenses totaled $7.4 million, including $0.9 million in non-cash stock compensation expense, compared to $5.6 million, including $0.1 million in non-cash stock compensation expense, for the same period in 2017. For the six months ended June 30, 2018, operating expenses totaled $14.8 million, including $2.0 million in non-cash stock compensation expense, compared to $10.3 million, including $0.3 million in non-cash stock compensation expense, for six months ended June 30, 2017.

Research and development expenses for the three months ended June 30, 2018 increased $1.1 million, or 33%, compared to the same period in 2017. Research and development expenses for the six months ended June 30, 2018 increased $2.8 million, or 52%, compared to the six months ended June 30, 2017. The increase in both periods was the primarily the result of increased spending on the Company’s lead program, AKB-9778, currently in Phase 2b development.

General and administrative expenses for the three months ended June 30, 2018 increased $0.7 million, or 30%, compared to the same period in 2017. General and administrative expenses for the six months ended June 30, 2018 increased $1.7 million, or 34%, compared to the six months ended June 30, 2017. The increase in both periods was primarily attributable to personnel and related costs.

Net loss attributable to common shareholders for the three months ended June 30, 2018 was $6.0 million, or $0.22 per share, compared to a net loss attributable to common shareholders of $5.5 million, or $0.21 per share, for the same period in 2017. Net loss attributable to common shareholders for the six months ended June 30, 2018 was $13.4 million, or $0.49 per share, compared to a net loss attributable to common shareholders of $11.5 million, or $0.70 per share, for the six months ended June 30, 2017.

Conference Call and Webcast

Aerpio management will host a live conference call and webcast at 8:30 a.m. EDT today to discuss Aerpio’s financial results and provide a general business update.

The live webcast and a replay may be accessed by visiting Aerpio’s website at http://ir.aerpio.com/. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (877) 216-7943 (U.S.) or (417) 629-5045 (international) to listen to the live conference call. The conference ID number for the live call is 1372519. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855) 859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 1372519.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB-9778, is a small molecule activator of the Tie2 pathway and is in clinical development for the treatment of non-proliferative diabetic retinopathy. For more information, please visit www.aerpio.com.

About AKB-9778

AKB-9778 is being developed as a subcutaneous injection for the treatment of non-proliferative diabetic retinopathy. AKB-9778 binds to and inhibits the intracellular domain of VE-PTP, the most critical negative regulator of Tie2. AKB-9778 has demonstrated the ability to activate the

Tie2 receptor irrespective of extracellular levels of its binding ligands, angiopoietin-1 (agonist) or angiopoietin-2 (antagonist) and may be the most efficient pharmacologic approach to activating Tie2.

About Diabetic Retinopathy

Diabetic Retinopathy (DR) is a complication of diabetes caused by damage to blood vessels in the retina. DR is the leading cause of blindness among working-age people. Severity of DR ranges from mild non-proliferative diabetic retinopathy (NPDR) to more advanced proliferative diabetic retinopathy (PDR), the hallmark of which is the development of new abnormal blood vessels.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, projections regarding future revenue and financial performance, the Company’s long-term growth, the development of the Company’s product candidates, including AKB-9778 for non-proliferative diabetic retinopathy or otherwise, the therapeutic potential of the Company’s product candidates, including AKB-9778, the Company’s cash position and expected runway, the Company’s collaboration with Gossamer Bio, and the Company’s listing on Nasdaq. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the ability to raise the additional funding needed to continue to develop AKB-9778 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates, overall market conditions, the maintenance of the Company’s collaboration with Gossamer Bio, and the Company’s ability to maintain its listing on Nasdaq. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosures set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Licensing revenue	$1,333	$—	$1,333	$—

Operating expenses:
Research and development	4,229	3,169	8,258	5,424
General and administrative	3,140	2,415	6,588	4,919

Total operating expenses	7,369	5,584	14,846	10,343

Loss from operations	(6,036)	(5,584)	(13,513)	(10,343)

Interest and other income (expense), net	46	64	97	(173)

Net and comprehensive loss	(5,990)	(5,520)	(13,416)	(10,516)

Adjustment of convertible preferred stock	—	—	—	(943)

Net loss attributable to common shareholders	$(5,990)	$(5,520)	$(13,416)	$(11,459)

Net loss per common share basic and dilluted	$(0.22)	$(0.21)	$(0.49)	$(0.70)

Weighted average common shares outstanding, basic and dilluted	27,341	26,895	27,194	16,313

AERPIO PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$68,783	$20,264
Prepaid R&D contracts	429	313
Other current assets	214	323

Total current assets	69,426	20,900
Furniture and equipment, net	92	107
Deposits	21	21

Total assets	$69,539	$21,028

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,965	$3,592
Deferred revenue	18,667	—

Total current liabilities	21,632	3,592
Stockholders’ equity:
Capital	169,885	125,999
Accumulated deficit	(121,978)	(108,563)

Total stockholders’ equity	47,907	17,436

Total liabilities and shareholders’ equity	$69,539	$21,028

Contacts

Investor & Media:

Aerpio Pharmaceuticals, Inc.

Michael Rogers

Chief Financial Officer

mrogers@aerpio.com

or

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media:

Robert Flamm

rflamm@burnsmc.com

or

Investors:

Ami Bavishi

abavishi@burnsmc.com